Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
Second Quarter of Fiscal Year 2009

Calgary, Alberta- September 3, 2008 - Triangle Petroleum Corporation (the "Company" or "Triangle") (OTCBB:TPLM) today reported financial and operational results for the second quarter of the fiscal year ended January 31, 2009.

FINANCIAL SUMMARY

The Company incurred a net loss of $2.4 million ($0.04 net loss per diluted share) for the second quarter of fiscal 2009 compared to a net loss of $5.9 million ($0.16 net loss per diluted share), for the second quarter of fiscal 2008. The reduction in the loss was mainly the result of no oil and gas impairment charges in the second quarter of fiscal 2009 compared to a $3.9 million oil and gas property impairment charge in the same period of fiscal 2008. Also, lower production costs, depletion, depreciation and accretion expense, and stock based compensation expense, which is a component of general and administrative expenses, contributed to the reduction in the loss. Revenue for the second quarter of fiscal 2009 totaled $0.1 million, which was derived from producing wells in the Company's Barnett and Alberta Deep Basin projects, even with revenue in the second quarter of fiscal 2008.

For the first six months of fiscal 2009, the Company incurred a net loss of $4.2 million ($0.08 net loss per diluted share) compared with a net loss of $9.3 million ($0.28 net loss per diluted share) for the same six month period in fiscal 2008. The reduction in the loss was mainly the result of no oil and gas impairment charges in the first six months of fiscal 2009 compared to a $3.9 million oil and gas property impairment charge in the same six month period of fiscal 2008. Also, lower stock based compensation expense, which is a component of general and administrative expenses, contributed to the reduction in the loss. Revenue for the six months ended July 31, 2008 totaled $0.3 million compared with $0.2 million in the same six month period ending July 31, 2007.

In the first six months of fiscal 2009, the Company spent $1.7 million on investing activities mainly related to shale gas exploration in the Windsor Block of the Maritimes Basin of Eastern Canada. These activities include completion and testing of two vertical test wells which were drilled in the third quarter of fiscal 2008 and drilling costs for the first exploration well in the second phase of the Windsor Block program that began before quarter-end. In the same six-month period of fiscal 2008, the Company invested $6.5 million.

At July 31, 2008, cash and cash equivalents totaled $23.5 million. On June 4, 2008, Triangle announced that it raised $25.5 million through the private placement of 18,257,500 units priced at $1.40 per unit. Each unit consisted of one share of common stock and one-half of a warrant. One full warrant can be exercised into one share of common stock for a period of two years at a price of $2.25 per share. The net proceeds of $23.6 million were used to repay $4 million of secured convertible debentures and will be used to fund a portion of the drilling program in the Windsor Block and for general working capital purposes. Also during the quarter, the Company sold its interests in two Barnett shale wells for $0.2 million and its 25% interest in 9,692 net undeveloped acres in Montana (Rocky Mountain Project) for $0.8 million. In July, Triangle received $6.5 million in cash from its joint venture partners related to the Windsor Block: $3 million from one partner for its share of past seismic and test well expenditures and $3.5 million from both partners for their share of drilling costs for the first exploration well. At July 31, 2008, the Company had positive working capital of $10.6 million compared with a working capital deficit of $7.7 million at July 31, 2007.

Mark Gustafson, Triangle's Chairman and CEO, commented, "Our working capital position improved significantly during the second quarter. The net funds from our private placement combined with the proceeds from asset sales, and the cash calls from our two joint venture partners in the Windsor Block strengthened our balance sheet and gives us the liquidity we need to pursue the next phase of our exploration program in Nova Scotia.”

OPERATIONS SUMMARY

Windsor Block

The farm-in agreement on this Block was entered into in May 2007 and covers approximately 516,000 gross acres in the Windsor Sub-Basin of the Maritimes Basin located in the province of Nova Scotia, Canada. During fiscal 2008, Triangle earned a 70% working interest in the block by drilling and completing a vertical test well. In July 2008, Triangle’s farm-in partner elected to maintain their 30% working interest instead of converting to a 5% gross overriding royalty. Also in July 2008, Triangle entered into a partnership with Zodiac Exploration Corp (“Zodiac”), a private Calgary-based exploration company, to drill as many as six new delineation wells on the Windsor Block. The joint venture provides for an initial commitment by Zodiac to pay 50% of drilling costs, up to $7.5 million ($15 million gross), to earn a 12.5% working interest in the entire Windsor Block. Within thirty days of fulfilling this expenditure commitment, Zodiac has the option to commit another $7.5 million ($15 million gross) for an additional 12.5% working interest. Based upon Zodiac spending the entire $15 million, Triangle would retain a 45% working interest and would continue as operator, and Zodiac would have earned a 25% working interest in the Windsor Block.

In July 2008, Triangle started the second stage of its Windsor Block program. Triangle has contracted for Nabors rig #4, which has a depth rating of 3,600 meters (12,000 feet), for the balance of 2008 to drill the second stage wells that are expected to test the gas content and productivity of the Horton Bluff shales in various locations across the Windsor Block, and also to evaluate potential overlying conventional oil and gas reservoirs. The first vertical exploration well of this second stage, N-14-A, was spudded in mid July 2008. N-14-A is located approximately five miles north of the two original vertical test wells, Kennetcook #1 and Kennetcook #2. N-14-A has been drilled to a depth of 8,500 feet (2,600 meters). The well encountered Horton Bluff shale at a depth of 3,600 feet (1,100 meters), and drilled through a total of 4,900 feet (1,500 meters) of shale and interbedded sands before drilling was terminated in the lower Horton Bluff. An extensive suite of open hole logs has been obtained over the entire shale interval. Core was taken in the shale over a 60 foot (18 meter) interval at a depth of 5,800 feet (1,700 meters), and cuttings samples were retrieved throughout the drilling operation. Log and lab analyses are currently underway in Calgary and Houston. The highest gas response was observed while drilling the interval between 4,200 and 8,200 feet (1,300 to 2,500 meters). Preliminary analysis of the shales below 8,200 feet (2,500 meters) indicate higher thermal maturity and diminished gas response, so the decision was made to suspend drilling at 8,500 feet (2,600 meters) and to set 7-inch intermediate casing. By setting the large intermediate casing, Triangle retains the option to either deepen or drill out horizontally, depending on formation evaluation and completion results in the vertical well.

Triangle’s second vertical exploration well in 2008, O-61-C, was spudded in late August 2008. This well is located approximately 14 miles (22 kilometers) west of N-14-A, and is located in a separate fault block from N-14-A, extending the trend from the two Kennetcook test wells Triangle drilled in 2007. Planned total depth is 9,900 feet (3,000 meters). This well has been positioned using seismic to test the Horton Bluff shales and to evaluate potential conventional reservoirs in the uphole Windsor group.

Beech Hill Block

The farm-in agreement on this Block was entered into in March 2007 and covers approximately 68,000 gross acres in the Moncton Sub-Basin of the Maritimes Basin located in the province of New Brunswick, Canada. Triangle is entitled to earn a 70% working interest in the block subsequent to the acquisition and evaluation of a minimum $250,000 seismic program and then electing no later than December 31, 2008 to drill a test well by mid-2009. In June 2008, the Company entered into a partnership with Zodiac on this Block. Zodiac agreed to incur the first $250,000 of costs for the seismic program for the option to earn a 25% working interest in the Beech Hill Block after paying 50% of the test well costs. Based upon Zodiac participating in the test well, Triangle would retain a 45% working interest and would continue as operator.

During June and July 2008, approximately $280,000 gross ($30,000 net) expenditures were incurred to complete the acquisition phase of approximately 18 miles (30 kilometers) of 2-D seismic on the Beech Hill Block. The Company now has until the end of this year to interpret this data and decide whether or not to drill a well by mid-2009 in order to earn a 70% working interest (net 45% should Zodiac elect to participate). Zodiac paid $250,000 towards the seismic program, thereby earning the option to participate in the drilling of the first well. The Beech Hill Block is covered by leases and licenses to search for oil and natural gas with the New Brunswick government which expire between February 2009 and June 2011.

Howard Anderson, Triangle's President and Chief Operating Officer stated, "We welcome our new partner, Zodiac Exploration, who will be working with us in the ongoing exploration of the Windsor Block, and the initial exploration on our Beech Hill Block in New Brunswick. We are encouraged by the results from the N-14-A well in Nova Scotia and look forward to seeing the results from the O-61-C well. For the next several months, we will focus on analyzing the technical data from the wells drilled, pursuing additional drilling locations, and most importantly, determining the appropriate completion program, all of which should indicate signposts toward commerciality of the Windsor Block.”

CONFERENCE CALL INFORMATION

Triangle has scheduled a conference call to review second quarter fiscal 2009 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 62244387.

The call will be available for replay beginning two hours after the call is completed through midnight of September 7, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 62244387.

ABOUT TRIANGLE PETROLEUM CORPORATION

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company's opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

                Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive from industry partners and the Company's proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended July 31,	Three Months Ended July 31,	Six Months Ended July 31,	Six Months Ended July 31,
	2008	2007	2008	2007
	$	$	$	$

Revenue, net of royalties	107,831	124,636	259,950	193,226

Operating Expenses

Oil and gas production	4,154	71,493	63,381	73,802
Depletion, depreciation and accretion	23,268	135,721	93,567	211,189
Depreciation – property and equipment	9,988	14,834	19,747	21,614
General and administrative	1,142,684	1,331,407	2,343,402	3,563,901
Impairment of oil and gas properties	-	3,891,403	-	3,891,403
Gain on sale of assets	(10,705)	-	(10,705)	-
Foreign exchange loss	28,595	163,752	24,589	159,746

	1,197,984	5,608,610	2,533,981	7,921,655

Loss from Operations	(1,090,153)	(5,483,974)	(2,274,031)	(7,728,429)

Other Income (Expenses)

Accretion of discounts on convertible debentures	(791,042)	(2,267,808)	(2,006,400)	(4,608,534)
Amortization of debt issue costs	(73,056)	(113,645)	(182,640)	(231,353)
Loss on debt extinguishment	(160,662)	-	(160,662)	-
Interest expense	(211,353)	(306,397)	(465,333)	(688,748)
Interest income	65,014	203,243	82,229	395,666
Unrealized gain (loss) on fair value of derivatives	(125,741)	2,087,874	793,589	3,555,414

Total Other Expenses	(1,296,840)	(396,733)	(1,939,217)	(1,577,555)

Net Loss for the Period	(2,386,993)	(5,880,707)	(4,213,248)	(9,305,984)

Net Loss Per Share – Basic and Diluted	(0.04)	(0.16)	(0.08)	(0.28)

Weighted Average Number of Shares Outstanding – Basic and Diluted	60,673,000	36,019,000	54,126,000	33,344,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	July 31, 2008 $ (Unaudited)	January 31, 2008 $
ASSETS

Current Assets
Cash and cash equivalents	23,493,562	4,581,589
Prepaid expenses	488,063	797,307
Other receivables	488,971	1,689,391

Total Current Assets	24,470,596	7,068,287

Debt Issue Costs, net	-	465,833

Property and Equipment	50,315	66,121

Oil and Gas Properties (Note 4)	22,773,219	24,978,949

Total Assets	47,294,130	32,579,190

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	3,549,024	3,533,833
Accrued interest on convertible debentures	1,917,122	2,751,096
Accrued liabilities	419,206	420,384
Derivative liabilities (Note 7)	-	3,262,846
Convertible debentures less unamortized discount of $2,037,931 and $1,321,869, respectively (Note 6)	7,962,069	4,778,271

Total Current Liabilities	13,847,421	14,746,430

Asset Retirement Obligations (Note 5)	582,276	1,003,353

Convertible Debentures, less unamortized discount of $nil and $3,229,279, respectively (Note 6)	-	6,770,721

Total Liabilities	14,429,697	22,520,504

Going Concern (Note 2)
Contingency (Note 8)

Stockholders’ Equity

Common Stock (Note 8) Authorized: 100,000,000 shares, par value $0.00001Issued: 67,426,043 shares (2008 – 46,794,530 shares)	674	468

Additional Paid-In Capital (Note 8)	80,633,966	57,852,277

Warrants (Note 9)	4,237,100	-

Deficit	(52,007,307)	(47,794,059)

Total Stockholders’ Equity	32,864,433	10,058,686

Total Liabilities and Stockholders’ Equity	47,294,130	32,579,190